As filed with the Securities and Exchange Commission on November 19, 2010.
Registration No. 333-115155

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

THE SHAW GROUP INC.
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	72-1106167 (I.R.S. Employer Identification No.)
4171 Essen Lane, Baton Rouge, Louisiana 70809
(Address of Principal Executive Offices)(Zip Code)
The Shaw Group Inc. 401(k) Plan for Certain Hourly Employees
(Full Title of the Plan)
John Donofrio, Esq.
Executive Vice President, General Counsel and Corporate Secretary
4171 Essen Lane
Baton Rouge, Louisiana 70809
(225) 932-2500
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [x]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

EXPLANATORY NOTE
     The Shaw Group Inc., a Louisiana corporation (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-115155) with the Securities and Exchange Commission on May 4, 2004, to register 1,200,000 shares of the Company’s common stock, no par value per share (the “Common Stock”), including an indeterminate amount of plan interests, with respect to the Company’s 401(k) Plan (the “Omnibus 401(k) Plan”) and the Company’s 401(k) Plan for Certain Hourly Employees (the “CHE Plan”). Of the 1,200,000 shares of Common Stock registered at that time, 60,000 shares of Common Stock were registered with respect to the CHE Plan, including an indeterminate amount of plan interests.
     Effective as of June 1, 2010, the CHE Plan was merged with and into the Omnibus 401(k) Plan, and the CHE Plan has therefore terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration the Common Stock registered with respect to the CHE Plan and plan interests not heretofore sold pursuant to the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the de-registration of such shares of Common Stock and plan interests under the CHE Plan. The registration of shares of Common Stock and plan interests in respect of the Omnibus 401(k) Plan is not affected by this Post-Effective Amendment No. 1.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, as of this 19th day of November, 2010.

THE SHAW GROUP INC.
By:	/s/ John Donofrio
John Donofrio
Executive Vice President, General Counsel and Corporate Secretary

     The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or other person who administer the Plan) has duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on this 19th day of November, 2010.

THE SHAW GROUP INC. 401(k) PLAN FOR CERTAIN HOURLY EMPLOYEES
By:	THE SHAW GROUP INC., PLAN ADMINISTRATOR FOR THE SHAW GROUP INC. 401(k) PLAN FOR CERTAIN HOURLY EMPLOYEES

By:	/s/ Louis A. Baviello
Louis A. Baviello
Director, Compensation & Benefits

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